Exhibit 10.13

TERMINATION AGREEMENT

by and between

1.	LifeWatch GmbH
CHE- I 09.281.219
Baarerstrasse 139
6300 Zug
Employer or Company

and

2.	Stephan Rietiker
Obere Rebhalde 29
6340 Baar
Employee

RECITAL

Reference is made to the employment agreement between the Employee and the Company dated May 12, 2014, effective as of June 1, 2014 (Employment Agreement).

The Employee also serves as a director of the Company and the Company’s Swiss subsidiaries, namely LifeWatch Turkey Holding AG (CHB-3 89.239.219) and LifeWatch Europe AG (CHE- 109.293.323) together the Directorships.

The Employer plans to close down its Swiss Operations as a result of the take-over, which has been completed by the end of 2017. Based upon that, the Employer and the Employee enter into the following agreement in order to set forth the terms and conditions of the termination of the Employment Agreement by mutual consent in full and final settlement of any claim thereunder (Agreement).

The Employee’s Directorships shall continue and not be terminated by this Agreement.

1.	TERMINATION OF EMPLOYMENT AGREEMENT

The employment relationship between the Employer and the Employee shall be terminated by mutual consent effective as of October 31, 2018 (Termination Date). An extension of the employment relationship beyond the Termination Date for any reason (e.g. illness, accident) is expressly excluded.

As of October 31, 2018 the Employee is released from the management of the Company and from any obligation related to or in connection with the employment relationship, but shall remain a director of the Company and the Company’s subsidiaries.

2.	DIRECTORSHIPS

In consideration of the benefits received under this Agreement, the Employee agrees to continue to serve, without additional compensation, save as for out of pocket expenses, as a director of the Company and the Company’s Subsidiaries after the Termination Date.

Employer will enter into a consulting agreement with Employer, covering the Employee’s Directorship with the Company and the Company’s Subsidiaries on or before the Termination Date. The consulting agreement shall deal with Employee’s assignment as director of the Company and the Company’s Subsidiaries, the respective responsibilities, tasks and confidentiality, and also cover certain ongoing matters and the corporate housekeeping (i.e. pending matters, such as [*]) as well as expenses incurred by the Employee in connection therewith.

3.	SALARY PAYMENTS AND NOTICE PAY

The Employee’s salary entitlement shall remain unchanged until the Termination Date.

The Employer will pay Employee, starting as of November 1, 2018 a notice pay of CHF 225‘00 gross, plus the side benefits provided, i.e. expense allowance of CHF 9‘000 and pension fund contribution of CHF 38’259.

The notice pay and side benefits will be paid out in 6 equal monthly installments. Expenses incurred until October 31, 2018 will be submitted for approval no later than November 15 and paid out with the November payroll payment.

Apart from the Transition Bonus pursuant to Section 4 There will be no additional payments due to the Employee or owed by the Employer for the Employees Directorship, except for out of pocket expenses.

4.	TRANSITION BONUS

The Employee will receive a transition bonus of CHF 450’000 gross, to be paid by January 15, 2019.

For the avoidance of doubt, no pension fund contributions etc. will be paid (Employer share) and / or deducted (Employee share) with regard to the transition bonus.

In consideration of the transition bonus, unused vacation days, if any until the Termination Date, Employee shall be fully compensated and the Employee confirms to have no claims vis-à-vis the Employer with respect to extra hours and overtime (Überstunden und Überzeit).

5.	PROPERTY OF THE COMPANY AND E-MAIL ACCOUNT

Until the end of 2018, the Employee will handover to the Company’s archive any property belonging to the Company, together with all working material as well as anything the Employee has received from the Employer, or from companies connected to the Employer, or from third parties on behalf of the Employer, as well as any work product created by the Employee during the employment relationship.

The Employee is entitled to keep the laptop provided by Employer. Before the End of 2018, the Employee will personally bring the laptop to the Employer’s IT-department, allowing the Employer to make a copy of the hard-drive first and then wipe the hard-drive clean of all data and proprietary programs.

The Employee will be allowed to keep the E-Mail account for the duration of his Directorship and/or further notice, but agrees and will allow an electronic forwarding routine, whereby all e-mails received by Employee are being forwarded to the Heather Getz (<heather.getz@biotelinc.com>).

6.	REFERENCE LETTER

The Employer shall issue to the Employee a reference letter, duly signed by Joseph Capper and Kirk Gorman both on behalf of the Company and as representatives of the BioTelemetry group of companies.

7.	CONFIDENTIALITY

The Employee undertakes not to discuss or use at any time, whether before the Termination Date or thereafter, any information relating to the Employer or the Employer’s business, as well as to the content of this Agreement and with best efforts to keep all confidential information confidential and to treat all confidential information with utmost confidentiality.

8.	NON-COMPETE

The Employee undertakes not to take up a new position with a competitor of the Employer or the BioTelemetry group of companies, doing business in the United States of America (Non-Compete); such Non-Compete shall be limited until December 31, 2019.

9.	SETTLEMENT CLAUSE

In consideration of the payments received under this Agreement, and upon due performance by both Parties of their respective obligations under this Agreement, any and all claims of either Party against the other arising in connection with the employment relationship and the termination thereof, irrespective of whether they have already arisen or not shall be fully satisfied and discharged and no further action shall be brought by the parties hereto in any forum of any jurisdiction. This waiver of claims shall also be valid with regard the BioTelemetry group of companies.

The Employee expressly accepts that this Agreement is concluded to the Employee’s advantage and reflects a balanced compromise between the interests of the Parties.

The Confidentiality Clause according to Clause 7 and the None-Compete according to Clause 8 of the Agreement shall survive.

Furthermore, this Settlement Clause shall not be applicable to the Employee’s directorship; all issues arising out of the directorship or related thereto are explicitly excluded.

10.	APPLICABLE LAW AND JURISDICTION

This Agreement shall in all respects be governed by, and construed and interpreted in accordance with, the laws of Switzerland.

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Place and Date:	Place and Date:
Zug, October 31, 2018	Zug, October 31, 2018

The Employer	The Employee
/s/ JOSEPH CAPPER	/s/ STEPHAN RIETIKER
Joseph Capper	Stephan Rietiker

/s/ KIRK GORMAN
Kirk Gorman